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                            MUTUAL FUND SELECT GROUP


                     AMENDMENT NO. 3 TO DECLARATION OF TRUST
                                  Amendment and
                  Third Amended and Restated Establishment and
                       Designation of Series of Shares of
                Beneficial Interest (par value $0.001 per share)
                             DATED JANUARY 29, 2003

     Pursuant to Section 6.9 of the Declaration of Trust, dated October 1, 1996 (the "Declaration of Trust"), of the Mutual Fund Select Group as amended (the "Trust"), the Trustees of the Trust hereby amend and Restate the Second Amended and Restated Establishment and Designation of Series appended to the Declaration of Trust to abolish the establishment of the series of shares (as defined in the Declaration of Trust) of the following effective February 28, 2003:

                          JPMorgan Select Balanced Fund

     1. The Designation of Series appended to the Declaration of Trust to change the names of the following funds:

          JPMorgan Select International Equity Fund  to    JPMorgan Fleming
          International Equity Fund (effective January 31, 2003)

     2. The Designation of Series is being amended and restated in its entirety as follows:

          JPMorgan Bond Fund II
          JPMorgan Intermediate Bond Fund
          JPMorgan Tax Aware Large Cap Value Fund
          JPMorgan Select Large Cap Equity Fund
          JPMorgan Tax Aware Large Cap Growth Fund
          JPMorgan Select Mid Cap Equity Fund
          JPMorgan Select Small Cap Equity Fund
          JPMorgan Fleming International Equity Fund

     3. Each series shall be authorized to invest in cash, securities, instruments, and other property as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such series. Each share of each series shall be redeemable, shall be entitled to one vote or fraction thereof in respect of a fractional share on matters on which shares of that series shall entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to such series, and shall be entitled to receive its pro rata share of the net assets of such series upon liquidation of the series, all as provided in Section 6.9 of the Declaration of Trust.

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     4. Shareholders of each series shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such series as provided in, Rule 18f-3, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and by the Declaration of Trust.

     5. The assets and liabilities of the Trust shall be allocated among these series as set forth in Section 6.9 of the Declaration of Trust.

     6. Subject to the provisions of Section 6.9 and Article IX of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any series now or hereafter created, or to otherwise change the special and relative rights of any such series.
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     IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first written above. This instrument may be executed by the Trustees on separate counterparts but shall be effective only when signed by a majority of the Trustees.




_______________________________
William J. Armstrong




_______________________________
Roland R. Eppley, Jr.




_______________________________
Ann Maynard Gray




_______________________________
Matthew Healey




_______________________________
Robert J. Higgins




_______________________________
Fergus Reid, III




_______________________________
James J. Schonbachler




_______________________________
Leonard M. Spalding